Exhibit 10.36
November 5, 2025

Chris Corr
1 Rayonier Way
Wildlight, FL 32097

Re: Retention Award
Dear Chris:
As you know, Rayonier Inc. (“Rayonier”) and PotlatchDeltic Corporation (“PotlatchDeltic”) have agreed to a combination in which PotlatchDeltic will merge into a subsidiary of Rayonier (such transaction, the “Merger”). While we believe the Merger will be beneficial to the shareholders and employees of both Rayonier and PotlatchDeltic, we understand it may create uncertainty for our people. Because you are a valued employee whose continued dedication is critical to a smooth and successful transition, we are providing you with the opportunity to earn the payment described in this letter.
You shall be entitled to a retention award in the form of cash equal to $650,000 (the “Retention Award”). The Retention Award shall vest on the second anniversary of the closing of the Merger (the “Retention Date”), subject to your continued employment through the Retention Date, and shall be paid to you as soon as reasonably practicable following the Retention Date, and in any event within 30 days thereafter. Notwithstanding the foregoing, if your employment is terminated by Rayonier without “cause” (as defined in the Rayonier severance plan in which you participate) then, subject to your execution and nonrevocation of a release of claims in favor of Rayonier in a form provided by Rayonier (the “Release”), the Retention Award shall vest and you shall be entitled to payment of the Retention Award within 60 days following the date upon which the Release becomes effective.
Except as specifically provided in the immediately preceding paragraph, if your employment with Rayonier terminates for any reason prior to the Retention Date, you shall forfeit any right to receive the Retention Award. Additionally, in the event that the agreement contemplating the Merger is terminated without the occurrence of the Merger, this letter shall be of no further force and effect and you shall have no right to receive the Retention Award.
You acknowledge and agree that your employment is “at will” and may be terminated by either you or Rayonier at any time and for any or no reason.
This letter may not be amended or modified, except by an agreement in writing signed by you and Rayonier. This letter shall be binding upon any successor of Rayonier or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that Rayonier would be obligated under this letter if no succession had taken place.

This letter shall be governed by, and construed in accordance with, the laws of the State of Florida, without reference to its conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.
Please be mindful of the fact that Rayonier has made retention award opportunities available to a select group of employees of Rayonier. Except for disclosures protected by applicable law, please keep confidential the fact that you have received this letter as well as the contents of this letter, excluding only disclosure to your spouse or partner, your accountant, your attorney and your financial advisor, and only if they comply with this commitment of confidentiality and refrain from any transactions involving securities of Rayonier.
We look forward to a very promising future. In order to be eligible to receive these benefits, it is important that you sign this letter and return it to Liz Estera as soon as practicable.

Very truly yours,

	By:	/s/ SHELBY PYATT
	Title:	SVP, HR and IT
Accepted and Acknowledged:
/s/ CHRIS CORR